EXHIBIT 99.1

FOR IMMEDIATE RELEASE

From:  DDL Electronics, Inc.             Contact:  Rick Vitelle
       2151 Anchor Court                           Chief Financial Officer
       Newbury Park, California 91320              (805) 376-9415, ext. 142


                  DDL ELECTRONICS PAYS OFF $5.3 MILLION NOTES
            DDL also agrees to acquire a contract manufacturing company


     NEWBURY PARK, CA, July 2, 1997 -- DDL Electronics, Inc. (NYSE:DDL) announced today that it has repaid in full its 10% Senior Secured Notes due July 1, 1997 (the "Senior Notes") in the aggregate amount of $5.3 million.
     To raise a portion of the funds needed to pay off the Senior Notes, DDL borrowed $2 million from a private investor (the "Investor") on June 30, 1997 under an 8% promissory note which is convertible into DDL common stock at $0.75 per share (the "Convertible Note"). The shares which are issuable upon conversion have registration rights, but are subject to a three month lock-up period. The Convertible Note matures August 31, 1998 and is secured by a pledge of all of the outstanding shares of SMTEK, Inc., DDL's U.S. operating
subsidiary.   DDL also agreed to give the Investor two seats on its seven-
person Board of Directors.
     Concurrent with entering into the Convertible Note, DDL agreed to acquire a privately-held electronics contract manufacturing company in Florida that is controlled by the Investor for nine million shares of DDL's common stock.
This acquisition is subject to the approval of DDL's stockholders and to obtaining a fairness opinion on the transaction.
     DDL is an independent provider of electronic manufacturing services ("EMS") for electronic equipment manufacturers. DDL also manufactures printed circuit boards ("PCBs") for use primarily in the computer, communications and instrumentation industries. Its EMS facilities are located in Southern California and in Northern Ireland, and its PCB facilities are located in Northern Ireland.
     Certain statements made above are forward-looking in nature and reflect DDL's current expectations and anticipated future plans. Such statements involve various risks and uncertainties that could cause actual results to differ materially from those forecast in the statements. Factors that might cause such differences would include, without limitation, the factors described as "Risk Factors" in DDL's Registration Statement on Form S-3 (No. 333-02969) on file with the Securities and Exchange Commission.


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